Exhibit 99.1

FOR IMMEDIATE RELEASE

October 21, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY INC. PROVIDES THIRD QUARTER 2011 CORDERO ROJO MINE PRODUCTION DATA TO CORRECT MSHA SITE INFORMATION

Gillette, WY, October 21, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, is providing third quarter 2011 production data for its Cordero Rojo mine.  It has come to the company’s attention today that due to an administrative error the production data presented on the Mine Safety and Health Administration (MSHA) website was inaccurate.  For the third quarter of 2011, Cordero Rojo produced approximately 9.9 million short tons.

Cloud Peak Energy will announce its third quarter 2011 results on October 27, 2011, after the markets close.  Refer to the company’s October 17, 2011 press release for access information regarding the company’s upcoming quarterly earnings announcement.

About Cloud Peak Energy®
Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest coal producers in the United States.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost major coal producing region in the nation.  The Antelope mine and Cordero Rojo mine are located in Wyoming and the Spring Creek mine is located near Decker, Montana. With approximately 1,550 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations

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